UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 1, 2021

Date of Report

(Date of earliest event reported)

OZOP ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55976	35-2540672
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 N. Main St.

Florida, NY 10921

(Address of principal executive offices, including zip code)

(845) 544-5112

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2021, Ozop Capital Partners Inc. (“Ozop Capital”), a majority owned subsidiary of Ozop Energy Solutions, Inc. (the “Company”), entered into an advisory agreement (the “Agreement”) with Risk Management Advisors, Inc. (“RMA”). Pursuant to the terms of the Agreement, RMA will assist Ozop Capital in analyzing, structuring, and coordinating Ozop Capital’s participation in a captive insurance company. RMA will coordinate legal, accounting, tax, actuarial and other services necessary to implement the Company’s participation in a captive insurance company, including, but not limited to, the preparation of an actuarial feasibility study, filing of all required regulatory applications, domicile selection, structural selection, and coordination of the preparation of legal documentation by retained counsel. In connection with the services listed above, Ozop Capital shall pay RMA an upfront cash payment of Twenty-Five Thousand Dollars ($25,000) and shares of restricted common stock of the Company with a market value of Twenty-Five Thousand Dollars ($25,000), which shall be due within three (3) days of the execution of the Agreement. An additional cash payment of Twenty-Five Thousand Dollars ($25,000), and shares of restricted common stock of the Company with a market value of Twenty-Five Thousand Dollars ($25,000) shall be due upon issuance of the captive insurance company’s certificate of authority from the state of formation.

The foregoing information is a summary of the Agreement described above, is not complete, and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K. Readers should review the Agreement for a complete understanding of the terms and conditions of the transaction described above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Advisory Agreement between Ozop Capital and RMA dated September 1, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2021

OZOP ENERGY SOLUTIONS, INC.

By:	/s/ Brian Conway
Name:	Brian Conway
Title:	Chief Executive Officer